Exhibit 10.2

Execution Version

TRANSITION SERVICES AGREEMENT

BETWEEN

ULTRAMAR LTD.

AND

CST CANADA CO.

DATED AS OF APRIL 29, 2013

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) made and entered into effective as of April 29, 2013 is by and between ULTRAMAR LTD., a corporation formed under the laws of Canada (“Ultramar”), and CST CANADA CO., a corporation created under the Laws of Nova Scotia (“CST”) both indirect wholly owned subsidiaries of Valero Energy Corporation (“Valero”). Ultramar and CST are sometimes herein referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Article I.

RECITALS

WHEREAS, Valero has determined that it would be appropriate, desirable and in the best interests of Valero and the shareholders of Valero to separate the Corner Store Business from Valero;

WHEREAS, Valero and CST Brands, Inc. (“CST Brands”) have entered into the Separation and Distribution Agreement, dated April 29, 2013 (the “Separation Agreement”), in connection with the separation of the Corner Store Business from Valero and the Distribution of CST Common Stock to shareholders of Valero;

WHEREAS, the Separation Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of CST Brands and its subsidiaries from Valero; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement, it will be necessary for Ultramar to provide certain corporate, general and administrative services to CST on an interim, transitional basis;

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ultramar and CST hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings, unless context clearly requires otherwise, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement:

“Additional Services” has the meaning ascribed to such term in Section 2.1(b).

“Applicable Rate” means the Prime Rate plus two percent (2.0%), or such lower rate as may from time to time represent the maximum rate of interest payable under applicable law.

“Applicable Services Termination Date” means, with respect to each Service, the earlier of (A) the Expiration Date, (B) the date on which the Service terminates pursuant to Section 2.1(d)(i), or (C) the date on which CST terminates such Service pursuant to Section 2.1(d)(ii).

“CST” collectively means CST Canada Co. and its direct and indirect wholly-owned subsidiaries.

“Expiration Date” means the date which is eighteen (18) months after the Distribution Date.

“Service” means any one of the services listed in Section 2.1(a), and any Additional Services, with two or more of such Services collectively referred to as “Services”.

“Ultramar Parties” collectively means Ultramar and one or more of its Affiliates.

Section 1.2 Rules of Construction. The Recitals to this Agreement are made a part hereof for all purposes. In this Agreement, terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Sections and Articles refer to sections and articles of this Agreement, and all references to Annexes, Exhibits, Schedules or Attachments refer to annexes, exhibits, schedules or attachments to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

ARTICLE II

PROVISION OF SERVICES

Section 2.1 Provision of Services by Ultramar.

(a) Services to be Provided. Commencing on the Distribution Date, subject to the other provisions of this Agreement, Ultramar shall provide or cause to be provided to CST each of the Services described in the Annexes to this Agreement, for the time period and upon the terms and conditions set forth in each Annex.

(b) Nature and Quality of Services; Additional Services. The quality of the Services shall be substantially similar to those provided to other Affiliates of Ultramar, and where applicable substantially consistent with the quantity and scope of the Services provided to CST by the Ultramar Parties prior to the Distribution Date. Prior to the first anniversary of the Distribution Date, if one of the Parties identifies any commercial or other service that is needed by it to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated by the Separation Agreement, and that is not otherwise governed by the provisions of the Separation Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable basis on which the other Party will provide such service. Any such additional services that Ultramar may provide CST are herein referred to as “Additional Services”. Ultramar shall not be obligated to provide Services from or at any other location other than Ultramar’s head office, currently located at 2200, McGill College Avenue, Montreal, Quebec, H3A 3L3.

(c) Limitations; Resource Allocations. CST acknowledges that Ultramar provides similar services to itself and other Valero Affiliates. Consequently, Ultramar may, from time to time, experience competing demands for its various services. Accordingly, CST agrees that Ultramar may use its reasonable discretion in prioritizing requests for service delivery among CST and other Valero Affiliates, in each case consistent with past practices; provided that Ultramar communicates scheduling issues associated with the delivery of any particular service hereunder with the relevant CST personnel, and Ultramar makes reasonable efforts to accommodate requests for services (provided such services requested are consistent with services provided to CST by Ultramar prior to the Distribution Date). Ultramar shall not be required to add or retain staff, equipment, facilities or other resources in order to provide any Service. Ultramar shall have the right to outsource all or portions of some Services to qualified third parties if Ultramar deems it necessary in order to enable Ultramar’s and its Affiliates’ personnel to continue to adequately perform their other job functions.

(d) Cancellation of Services prior to Expiration Date.

(i) Subject to clause (ii) of this Section 2.1(d), Ultramar shall have no obligation to provide any Service beyond (A) the termination date for such Service as provided in the applicable Annex for such Service or, if the applicable Annex does not specify a termination date for the Service, then (B) the Expiration Date.

(ii) CST shall have the option to terminate this Agreement or any one or more of the Services at any time prior to the Expiration Date, provided that CST gives Ultramar at least 30 days prior written notice of its election to exercise such option.

(iii) Following the Applicable Services Termination Date and except as otherwise agreed to by Ultramar and CST, neither Ultramar nor CST will be under any further obligation with respect to any Service so terminated; provided that CST will remain obligated for any Service Fees for the terminated Service through the Applicable Services Termination Date and any Direct Charges related to such Service.

Section 2.2 Ultramar Fees for Services.

(a) Service Fees.

(i) CST shall pay to Ultramar a monthly fee (each a “Service Fee”) for each of the Services as specified on the applicable Annex for each Service (subject to adjustment as set forth in clause (iii) immediately below) for each month up to and including the month in which the Applicable Services Termination Date for each such Service occurs. Notwithstanding the foregoing, certain Service Fees are identified on the Annexes as being payable on other than a monthly basis, in which case each such Service Fee shall be payable as set forth on the applicable Annex. CST shall be responsible for all applicable taxes imposed on the performance of the Services, other than any taxes imposed on Ultramar’s income.

(ii) Except as otherwise noted on the Annexes, the Service Fee for each Service shall be increased on January 1, 2014 and on January 1st of each succeeding calendar year by a percentage amount equal to the most recently implemented general annual merit increase (expressed as a percentage) for Ultramar employees working at Ultramar’s head office. For example, assuming that Ultramar employees receive their annual merit increase on July 1 of each calendar year, the percentage increase in the Service Fees that takes effect on January 1, 2014 shall equal the general merit increase percentage for Ultramar employees that went into effect on July 1, 2013.

(iii) For any Service Fee based upon full time employee (FTE) calculations or estimated total annual hours for a particular Service, Ultramar has provided an estimated FTE number or Total Annual Hours (“Basis”) in the applicable Annex that is based upon 2012 calculations for such Service. On a semi-annual basis, or earlier if requested by either Party, the Parties shall meet to discuss and modify Basis calculations. Any modifications to the Service Fees and or Basis shall be commemorated by an amendment to applicable Annex(es) signed by both Parties.

(b) Direct Charges. In addition to the fees set forth above, and except as may otherwise be set forth in any Ancillary Agreement, to the extent practicable, the following items will be directly charged to CST (“Direct Charges”): (1) all third party expenses directly related to CST or the Stations, including, but not limited to, outside legal fees, outside accounting fees, fees and expenses of external advisors and consultants, (2) costs associated with any telecommunications contracts or information service licenses to the extent related or arising out of the assignment of any such contracts or licenses to CST, and (3) insurance costs, including but not limited to, general liability, automobile liability, comprehensive liability, excess liability, property and directors and officers.

Section 2.3 Payment of Fees.

(a) Except where other billing and/or payment terms are expressly set forth in any Annex hereto, on or before the 15th day of each month during the term of this Agreement, Ultramar shall make a diligent effort to submit to CST an invoice for the Services provided hereunder during the immediately preceding calendar month. Except for amounts being disputed by CST in good faith in accordance with Section 2.5, CST shall remit payment within thirty (30) days after its receipt of such invoice. Unless otherwise agreed to in writing, CST shall remit all funds due under this Agreement to Ultramar either by wire transfer or Automated Clearing House (ACH) in immediately available funds. Ultramar’s wiring instructions are as follows (Ultramar may revise these from time to time upon notice to CST):

BENEFICIARY ACCOUNT NAME:	ULTRAMAR LTD
BANK CODE:	0002 (SCOTIABANK)
ACCOUNT NUMBER:	900010164518
CANADIAN CLEARING CODE:	CC00263081
SWIFT CODE:	NOSCCATT
BENEFICIARY BANK:	THE BANK OF NOVA SCOTIA
ADDRESS MONTREAL BUSINESS SERVICE CENTRE
PLACE MONTREAL TRUST
1800 McGill College, 12th floor
MONTREAL (QUEBEC), H3A 3K9

DETAILS OF THE PAYMENT SHOULD SEND TO: BANKING@ULTRAMAR.CA

(b) To the extent reasonably practicable, all third party invoices for Direct Charges shall be submitted to CST for payment. For Direct Charges not paid directly by CST, if any, Ultramar shall include such amounts in its monthly invoice to CST.

Section 2.4 Records Maintenance and Audits. Ultramar shall, for the time period required by applicable law after the termination of this Agreement, maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services hereunder and the amounts due determined in accordance with Section 2.2. CST or its representatives shall have reasonable access, after requesting such access in writing in advance, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due. Any such audits performed by or on behalf of CST shall be at CST’s sole cost and expense. CST shall have the right to audit Ultramar’s books for a period of one (1) year after the month in which the Services were rendered, except in those circumstances where contracts by Ultramar or any of its Affiliates with third parties limit the audit period to less than one year.

Section 2.5 Disputed Amounts. In the event of a good-faith dispute as to the amount and/or propriety of any invoices or any portions thereof submitted pursuant to Section 2.3, if any, CST shall pay all undisputed charges on such invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify Ultramar in writing of such disputed amounts and the reasons each such charge is disputed. Upon written request, Ultramar shall use commercially reasonable efforts to provide CST with sufficient records relating to the disputed charge so as to enable the Parties to resolve the dispute. In the event the Parties are unable to resolve the dispute within 30 days after the invoice becomes due, the matter shall be submitted to Grant Thornton, LLP, or such other accounting firm as the Parties shall agree. The fees and expenses related to such resolution of the dispute by such firm shall be borne 50% by CST and 50% by Ultramar. CST shall remit payment of the amount determined by such firm to be properly payable not later than ten (10) days following such determination, together with interest thereon calculated daily at the Applicable Rate. In the event of any overpayments by CST, Ultramar agrees to promptly (a) refund any such overpaid amount to CST, as well as (b) pay interest on the overpayment calculated daily at the Applicable Rate. The determination of such accounting firm in resolution of the dispute shall be final and binding upon the Parties and enforceable by either Party in any court of competent jurisdiction, absent fraud or manifest error. So long as the Parties are attempting in good faith to resolve the dispute, neither Party shall be entitled to terminate the Services related to, or the cause of, the disputed amounts.

Section 2.6 Undisputed Amounts. Any statement or payment not disputed in writing by either Party within one year of the date of such statement or payment shall, absent fraud or manifest error, be considered final and binding and no longer subject to dispute or adjustment.

ARTICLE III

CONFIDENTIALITY

Section 3.1 Each Party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information that is proprietary to the other Party. Unless otherwise required by applicable law, each Party agrees:

(a) to hold such material and information in strict confidence and not make use thereof other than for performance under or enforcement of this Agreement or the operation of the receiving Party’s business;

(b) to reveal such material and information only to those employees, advisors and contractors requiring such information in connection with the performance of the Services or the operation of the receiving Party’s business only after such employees, advisors or contractors agree to be bound by this confidentiality provision; and

(c) not to reveal such material and information to any third person, except as necessary in connection with the performance or evaluation of the Services or the operation of the receiving Party’s business, and then only to the extent that such persons agree to be bound by the confidentiality obligations set forth herein.

Section 3.2 Notwithstanding the provisions of Section 3.1, a Party may disclose confidential information it has received from the other Party where required in any legal proceedings or by any governmental authority having jurisdiction, but in such event, the receiving Party will provide the disclosing Party with prompt prior notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that the disclosing Party is unable to obtain such protective order or other appropriate remedy, the receiving Party will furnish only that portion of the confidential information which it is advised by a written opinion of its counsel is legally required, and will give the disclosing Party written notice of the information to be disclosed as far in advance as practicable, and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information so disclosed.

Section 3.3 This confidentiality provision shall survive for a period of two (2) years following the expiration or termination of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. This Agreement shall terminate on the Expiration Date, unless terminated earlier pursuant to Section 2.1(d).

Section 4.2 No Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the Parties to the Agreement and no assignee or other person shall have the right, separate and apart from the Parties hereto, to enforce any provisions of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement; provided, however, that the limitations of liability in Section 4.4 shall inure to the benefit of, and be enforceable by, Ultramar and each of its Affiliates.

Section 4.3 No Fiduciary Duties. It is expressly understood and agreed that this Agreement is a purely commercial transaction between Ultramar and CST and that nothing stated herein shall operate to create any special or fiduciary duty that either Party or any of its Affiliates shall owe to the other Party or vice versa. Nothing stated herein shall obligate or require Ultramar to do anything which Ultramar deems to be detrimental or injurious to any other business or commercial activities of either Ultramar or any of its Affiliates, and it is expressly understood and agreed that Ultramar shall be obliged to exert only commercially reasonable efforts in providing Services hereunder.

Section 4.4 Limited Warranty; Limitation of Liability

Ultramar represents that it will use reasonable care in providing Services to CST, and such Services shall be provided by Ultramar in accordance with all applicable laws, rules, and regulations. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, ALL SERVICES AND PRODUCTS ARE RENDERED AND PROVIDED TO CST AS IS, WHERE IS, WITH ALL FAULTS, AND ULTRAMAR MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES RENDERED OR PRODUCTS OBTAINED FOR CST. FURTHERMORE, CST MAY NOT RELY UPON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE MADE TO ULTRAMAR BY ANY PARTY (INCLUDING, AN AFFILIATE OF ULTRAMAR) PERFORMING SERVICES ON BEHALF OF ULTRAMAR HEREUNDER, UNLESS SUCH PARTY MAKES AN EXPRESS WARRANTY TO CST.

IT IS EXPRESSLY UNDERSTOOD BY CST THAT ULTRAMAR AND ITS AFFILIATES SHALL HAVE NO LIABILITY FOR THE FAILURE TO PERFORM ANY SERVICES HEREUNDER AND FURTHER THAT ULTRAMAR AND ITS AFFILIATES SHALL HAVE NO LIABILITY WHATSOEVER FOR THE SERVICES PROVIDED BY ANY THIRD PARTY, UNLESS IN EITHER EVENT SUCH SERVICES ARE PROVIDED IN A MANNER THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ULTRAMAR OR ITS AFFILIATES. CST AGREES THAT THE REMUNERATION PAID TO ULTRAMAR HEREUNDER FOR THE SERVICES TO BE PERFORMED REFLECT THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES. IN NO EVENT SHALL ULTRAMAR BE LIABLE TO CST OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF GOODWILL, OR LOST OPPORTUNITIES, RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SERVICES OR FROM THE BREACH OF THIS AGREEMENT, REGARDLESS OF THE FAULT OF ULTRAMAR, ANY ULTRAMAR AFFILIATE, OR ANY THIRD PARTY PROVIDER OR WHETHER ULTRAMAR, ANY ULTRAMAR AFFILIATE, OR THE THIRD PARTY PROVIDER ARE CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT. TO THE EXTENT ANY THIRD PARTY PROVIDER HAS LIMITED ITS LIABILITY TO ULTRAMAR OR ITS AFFILIATE FOR SERVICES UNDER AN OUTSOURCING OR OTHER AGREEMENT, CST AGREES TO BE BOUND BY SUCH LIMITATION OF LIABILITY FOR ANY PRODUCT OR SERVICE PROVIDED TO CST BY

SUCH THIRD PARTY PROVIDER UNDER ULTRAMAR’S OR SUCH AFFILIATE’S AGREEMENT. EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, ULTRAMAR’S AND ITS AFFILIATES’ COLLECTIVE MAXIMUM LIABILITY TO CST WITH RESPECT TO ALL CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO THE AMOUNT PAYABLE HEREUNDER BY CST (EXCLUDING DIRECT CHARGES).

Section 4.5 Force Majeure. If any Party to this Agreement is rendered unable by force majeure to carry out its obligations under this Agreement, other than a Party’s obligation to make payments as provided for herein, that Party shall give the other Party prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, the obligations of the Party giving the notice, insofar as they are affected by the force majeure, shall be suspended during, but no longer than the continuance of, the force majeure. The affected Party shall use all reasonable diligence to remove or remedy the force majeure situation as quickly as practicable.

The requirement that any force majeure situation be removed or remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labour difficulty by the Party involved, contrary to its wishes. Rather, all such difficulties may be handled entirely within the discretion of the Party concerned.

The term “force majeure” means any one or more of: (a) an act of God, (b) a strike, lockout, labour difficulty or other industrial disturbance, (c) an act of a public enemy, war, blockade, insurrection or public riot, (d) lightning, fire, storm, flood or explosion, (e) governmental action, delay, restraint or inaction, (f) judicial order or injunction, (g) material shortage or unavailability of equipment, or (h) any other cause or event, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

Section 4.6 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments as may be required for a Party to provide the services hereunder and to perform such other additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms and provisions of this Agreement.

Section 4.7 Notices. Any notice, request, demand, direction or other communication required or permitted to be given or made under this Agreement to a Party shall be in writing and may be given by hand delivery, postage prepaid first-class mail delivery, delivery by a reputable international courier service guaranteeing next business day delivery or by confirmed facsimile to such Party at its address noted below:

(a)	in the case of Ultramar, to:

ULTRAMAR LTD.

2200, McGill College Avenue

Montreal, Quebec, H3A 3L3

Attention:        Director, Legal Affairs

Email: “legalaffairs@ultramar.ca”

Facsimile:        514. 380-8795

(b)	in the case of CST, to:

CST Canada Co.
2200, McGill College Avenue
Montreal, Quebec, H3A 3L3
Attention:	Marie-Helene Beland (Legal Notices)
Marie-Helene.Beland@cstcan.ca
Facsimile: 514-499-9927
Christian Houle (Other Notices)
Christian.Houle@cstcan.ca
Facsimile: 514-499-9927

or at such other address of which notice may have been given by such Party in accordance with the provisions of this Section.

Section 4.8 Counterparts. This Agreement may be executed in several counterparts, no one of which needs to be executed by all of the Parties. Such counterpart shall be deemed to be an original and shall have the same force and effect as an original. All counterparts together shall constitute but one and the same instrument. Signed counterparts delivered via facsimile or via a “pdf” or other legible image file transmitted by electronic mail shall have the same binding effects as originals.

Section 4.9 Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

Section 4.10 Dispute Resolution. Except as provided in Section 2.5 with respect to disputed amounts, the dispute resolution procedures set forth in Article IV of the Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof.

Section 4.11 Binding Effect; Assignment. Except for the ability of Ultramar to cause one or more of the Services to be performed by a third party provider or an Affiliate of Ultramar, no Party shall have the right to assign or delegate its rights or obligations under this Agreement without the consent of the other Party.

Section 4.12 Invalidity of Provisions. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

Section 4.13 Compliance with Law. CST represents and agrees that it and its Affiliates will use the Services provided hereunder only in accordance with all applicable law, and in accordance with the conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions made available or communicated by Ultramar to CST or any of its Affiliates on an ongoing basis throughout the term of this Agreement. In performing the Services, Ultramar will comply and will cause its Affiliates to comply, with all applicable law. Ultramar reserves the right to take all actions, including termination of any particular Service or Services, that Ultramar reasonably believes to be necessary to assure compliance with applicable law (including specifically, but without limitation, any applicable competition laws and regulations); provided, however, that Ultramar will endeavor to provide CST with as much prior notice as is reasonably practical before taking any such action.

Section 4.14 Modification; Amendment. This Agreement may not be amended or modified except by a written instrument signed by both Parties hereto.

Section 4.15 Waiver. No waiver by either Party of any term or breach of this Agreement shall be construed as a waiver of any other term or breach hereof or of the same or a similar term or breach on any other occasion.

Section 4.16 Entire Agreement. This Agreement constitutes the whole and entire agreement between the Parties hereto and supersedes any prior agreement, undertaking, declarations, commitments or representations, verbal or oral, in respect of the subject matter hereof.

ARTICLE V

SERVICES BY CORNER STORE

If and to the extent that any Annex provides for services of any nature to be provided by CST or any of its Affiliates to any of the Ultramar Parties, such services shall be provided upon and subject to all of the terms, conditions and limitations (including the limitations on liability in Section 4.4) set forth above in this Agreement with respect to the provision of the Services, as fully as if such services were “Services” and relevant instances of the term “Ultramar” were replaced with “CST” and vice-versa, and also subject to any specific provisions set forth in the relevant Annex.

[Signatures of Parties on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement with effect as of the date first above written.

ULTRAMAR LTD.

By:	/s/ Ross Bayus
	Name:	Ross Bayus
	Title:	President

CST CANADA CO.

By:	/s/ Christian Houle
	Name:	Christian Houle
	Title:	President

[Signature Page to Transition Services Agreement (Canada)]

Execution Version

Annex A

Facilities Services

1.	Receptionist (weekly flat fee of $795)

•	Answer questions concerning reception or delivery of mail.

•	Order stationary to maintain adequate inventory of stationary and meet the need of the McGill office.

•	Distribute paper and ink cartridge as needed.

•	Replace receptionist as needed.

Annex A – Page 1

Execution Version

Annex B

Human Resources

1.	Supervisor Payroll and Benefits (64.00$ per hour)

•	Plan, coordinate and control all activities related to the production of the pay.

•	Solve complex problems escalated by the payroll team.

•

Send to new employees information/forms concerning benefits. These documents are given in person in an information meeting for employees located at the McGill office building. Ensure forms are sent back and adequately completed in due time.

•	Prepare G/L journal entries and charge them to departments. Record all journal entries in the system.

•	Supervise and verify the compilation and production of benefits reports as well as government remittances, payments to insurance companies, governments, third parties.

•	Answers questions of various stakeholders (employees, managers, executives, governments, third parties, etc.).

•	Act as resource person for I.T. matters.

2	Clerk, Corporate payroll (39.00$ per hour)

•	Gather, compile and verify all payroll/HR related documents (authorisation for changes payroll forms, time sheet, etc.).

•	Update the computerized employee file.

•	Ensure attendance reports are monthly completed and approved. Verify and validate unusual information. Make adjustment to the employee’s pay if required.

•	Prepare all documents related to a termination of employment: vacation/RRSP eligibility, record of employment, benefits letters.

•	Update employee’s information in Sun Life’s OASIS system.

•	Inform Sun Life of employees’ termination and retirement for Savings Plan adjustment purposes.

•	Transmit to ADP, the data allowing them to produce the pay every 2 weeks according to the established schedule.

•	Validate that transmitted modifications correspond to the pay register.

•	Distribute payroll stubs to employees not using the direct deposit option.

•	Verify and compute paid mileage to the employees receiving a car allowance in order to produce proper income tax forms.

•	Reconcile every pay in order to input journal entries which will establish payroll liabilities and apply expenses according to Company policies.

•	Reconcile gross pay with G/L (SAP).

•	Compile and verify every month government remittances.

•	Issue monthly checks to pay insurance companies and various government authorities. Prepare departments’ G/L journal entries.

Annex B – Page 1

•	Compile, verify and balance monthly payroll reports related to the Savings plan. Produce transmission report to Sun Life and the request to transfer the required funds.

•	Answer all request in a precise and timely manner, verbally or in writing.

Annex B – Page 2

Annex C

Financial Accounting & Taxes

1.	Financial Accounting (100$ per hour)

Help and support in the development of financial and operational reporting

General support on SAP (Cost centers, Profit centers, Hierarchy and Material)

Lifo accounting support

Support in the development of support schedules, journal entries and reconciliation of complex accounting topics (ARO, AFDA, Reserves etc)

2.	Income Taxes (96$ per hour)

Obtain registration numbers for the company: business number (income taxes, DAS, W/H)

Set-up and monitor instalment base for monthly income tax instalments

Set-up and monitor work papers for monthly tax entries (current and deferred)

Set-up and monitor monthly balance sheet account reconciliations for tax accounts

Set-up, in conjunction with accounting dept, capital asset purchase tax class determination

Review capital asset rules

Set-up year-end tax package planning schedules for tax return completion

Set-up and monitor tax return blueprint / sections

Set-up and monitor deferred tax blueprint / sections

Miscellaneous

Review system software tax a (TaxPrep, TaxPrep forms)

Review internet tax library subscription (CCH versus Ernst & Young)

Review principles surrounding “on the job training period” grant (Quebec)

Review M&P credit determination (Quebec) on purchases

Review possible M&P deductions (Ontario, Newfoundland)

Review R&D legislation

Review withholding tax regulations

Review transfer pricing implications

Review PMI (major project grant) criterias (Quebec)

Review prior government audits + audit préparation

Annex C – Page 1

3.	Commodity taxes (96$ per hour)

Obtain registration numbers for the company: business number (GST/HST + QST; with fuel, tobacco, liquor sales)

Obtain registration under IFTA for inter-provincial truck transportation

Set-up and monitor monthly work papers/analyses documentation/ reconciliations (GST/HST + QST)

Set-up and monitor monthly reporting requirements (GST/HST + QST)

Review system set-up configuration (SAP, ESP, PDI) for GST/HST + QST

Review SAP system tax code functionalities (GST/HST + QST)

Review prepared meals exemption thresholds (HST Ontario)

Obtain authorisation to pick-up goods with regional rebates (Quebec fuel tax)

Obtain authorisation for cash flow tax reduction on inventory (Quebec fuel tax)

Review and set-up procedures to obtain refund for evaporation losses (Quebec + Ontario fuel tax)

Review procedures to obtain credits on thefts (GST/HST + QST + Quebec/Ontario/NB fuel tax)

Review procedures to obtain credits on accidental losses (Quebec/Ontario/NB fuel tax)

Review procedures to obtain refunds on sales of fuel at ambient temperatures (Quebec/Ontario fuel tax)

Review procedures to obtain credits on bad debts (GST/HST + QST + Ontario/NS fuel tax)

Review tax credit procedures for coupons, sponsorship, gift certificates (GST/HST + QST)

Review input tax credit restrictions (HST + QST /Quebec + Ontario)

Review convenience store product tax classifications (GST/HST + QST)

Review impacts of taxes on native reserves (GST/HST + QST)

Review prior government tax audits (GST/HST + QST) + audit preparation

4.	Property taxes (75$ per hour) These services will be provided by CST to Ultramar

Administration

-Review system and methodology in Property Tax payments and recordings

-Review all outstanding items

-files under appeals

-system developments (PTS)

-municipal requests for information

-Review procedures for surplus properties

-Review limits of authority for payments

-Review creation of pipeline accounts in the PTS system

-Review 2014 budget impacts for major projects

Pipeline accounts

-Analysis of actual cost versus taxable values

-Prepare standard factual information to transmit to municipalities

Annex C – Page 2

Refinery

-Review account presently under appeals (lawyer / technical expert)

-validate battery limits (production)

-validate taxability of accessory items

-Review evaluation of new role 2014-16 (issued in oct. 2013)

-Visit refinery with municipal inspector in May 2013

-Review capital additions in 2012-13 subject to taxability (pump station, etc)

-Review impact of line 9 reversal

Montreal East Terminal

-Review capital improvements in 2012-13 subject to taxability (pump station, etc)

-Review evaluation of new role for 2014-16 (issued in Oct. 2013)

-Visit refinery with municipal inspector in May 2013

-Visit terminal with municipal inspector in summer 2013

-Review impact of line 9 reversal

Annex C – Page 3

Annex D

Internal Audit

1.	Manager Internal Audit (86$ per hour)

•	Plan, coordinate and control all activities related to SOX, SOD, and Internal Audit according to requests.

•	Answer any questions that may arise regarding risk/control environment.

•	Review and approve documentation prepared by Senior Internal Auditors.

•	Communicate results to management.

2.	Senior Internal Auditor (65$ per hour)

SOX Process

•	Interview process owners to develop process descriptions across all company functions.

•	Prepare process descriptions and identify key financial controls.

•	Develop control descriptions, testing guidance, etc. related to key controls.

•	Perform walkthroughs of processes and controls.

•	Perform tests of controls and document results, identify weaknesses, determine potential impact, develop remediation plans, etc.

SOD

•	Ensure SAP/SOD issues are identified, accesses are appropriately restricted, and risks are mitigated.

Audit

•	Assist in audit assistance requests that may occur.

Annex D – Page 1

Annex E

Environment

These services will be provided by CST to Ultramar

1.	Environment Coordinator (41$ per hour)

•	Prepares cost estimates for projects, prepares AEEs for environmental projects and provides the required technical advice for various internal customers.

•	Grants mandates to consultants and contractors within the framework of site assessment, characterization and remediation projects and the dismantling of oil facilities.

•

With assistance from external consultants, evaluates the costs of site environmental assessment, characterization and remediation projects during site closures, site redevelopment, spills, site acquisitions, etc.

•	Monitors the quality of the work of contractors/consultants and verifies invoices against tendered amounts in order to control approved budgets and established schedules.

•

Negotiates environmental-related requests with municipal authorities and with the Department of Sustainable Development, Environment and Parks concerning projects governed by the Environmental Quality Act and/or the Soils Protection and Contaminated Sites Remediation Policy.

•	As technical advisor, assists and guides Construction and Maintenance coordinators during spills or minor and major environmental incidents.

•	Prepares and obtains provincial and municipal permits for all projects and communicates with the authorities concerning the progress achieved.

•	Examines, interprets and delivers recommendations following the revision of reports submitted by our consultants.

•	Ensures that work completed on worksites complies with Ultramar’s Safety Program for Contractors.

2.	Environment Supervisor (71$ per hour)

•	Prepares budgets and identifies funding requirements for the environmental reserve.

•	Organizes and presents the review of the status of the environmental reserve, major projects and new concerns identified at the quarterly meeting with the Environment Committee.

•	Provides technical expertise (environmental assessment) and assists in the environmental assessment of projects for internal departments:

•	Real Estate Manager (real estate transactions)

•	Legal Services Manager (legal cases)

Annex E – Page 1

•	Manages and controls the databank of environmental reserve projects and established budgets.

•	Examines, interrogates and interprets the reports submitted by our consultants.

•	Assists in updating the Company’s assets following site closures and/or lease terminations.

•	Obtains environmental certification for business transactions and work completion.

•	For environmental-related requests in the context of remediation projects, negotiates with municipal authorities and with various environment departments of governments.

•	Manages the use of our Montreal East and St-Romuald treatment centers with the company in charge of operating them. Identifies needs to optimize these operations.

•	Jointly with the Maintenance Manager, manages environmental emergency situations.

•	Establishes and maintains lines of communication with the various provincial environment departments.

Annex F – Page 2

Annex F

Delivered Product Arrangement

Whereas, CST is not currently able to manage delivery of the Products to its Stations located in the Provinces of Ontario and Quebec at this time as contemplated by the Petroleum Products Supply Agreement dated as of May 1, 2013 between Ultramar and CST (the “Canada Supply Agreement”).

Whereas, CST and Ultramar desire to enter into an interim arrangement until such time as CST is capable of managing such delivery.

Therefore, CST and Ultramar agree to the following terms of this Annex F:

1. Capitalized Terms - Capitalized terms used in this Annex not defined in this Annex or otherwise in this Agreement shall have the meaning given such terms in the Canada Supply Agreement.

2. Term - The terms of this Annex F shall be in effect until the earlier of (i) 30 days after receipt by Ultramar of written notice from CST that it is prepared to deploy the “Freight Payable System,” or (ii) the Expiration Date (as defined in this Agreement).

3. Delivery - Canada Supply Agreement - During the term in which this Annex F is in effect, the following provisions shall be effective and the Canada Supply Agreement shall be amended hereby as necessary to effect such provisions with respect to Products to be sold at Stations located in the Provinces of Ontario and Québec:

a. Title Transfer - Notwithstanding Sections 5.1 and 5.2 of the Canada Supply Agreement, title to (and risk of loss for) the Products sold shall transfer to CST at the delivery truck flange at the applicable Station.

b. Payment - Section 9.1 of the Canada Supply Agreement is modified so that payment for Petroleum Products to be delivered to a Station shall be made 10 days after the date such Petroleum Products were loaded onto the delivery vehicle at the terminal (the “Loading Date”).

c. Pricing - For clarity, in Section 4.2 of the Canada Supply Agreement, the Base Price for Product delivered to a Station shall be determined as though the sale occurred on the Loading Date.

d. Freight Cost - In addition to the Product Price stated in Section 4.1 of the Canada Supply Agreement, CST shall also pay all freight costs paid by Ultramar to any carrier to deliver Product to a Station, without any surcharge. This cost shall be invoiced as a separate item with Products sold and shall be paid in accordance with Section 9 of the Canada Supply Agreement.

Annex F – Page 1

e. Quantity - Quantity of Product shall be determined by the bill of lading for the delivery vehicle.

f. Management of Deliveries - CST through its employees shall manage the truck transportation arrangements regarding delivery of Products to the Stations. Ultramar shall have no liability whatsoever toward CST with regard to such delivery arrangements and CST hereby waives any claim it may have against Ultramar for any damage resulting therefrom.

4. Transfer of Transportation Agreements - Ultramar shall, upon written request from CST at the termination of this Annex F, use its reasonable efforts to transfer the transportation agreements listed in Schedule 1 hereto in force in the Provinces of Ontario and Québec to CST.

Annex F – Page 2

Annex G

Letters of credit

Until the earlier of the Expiration Date or each Letter of credit renewal term, Ultramar will (in its capacity as mandatory of CST), at no cost and upon written demand from CST, present for payment any letter of credit issued during the normal course of business to the benefit of Ultramar pursuant to any agreement which has been assigned to CST under the Separation and Distribution Agreement.

Annex G – Page 1

Annex H

Trademark License

Home Heat related trademarks

Until the earlier of (i) the Expiration Date or (ii) such time as the trademarks listed below (“Trademarks”) have been modified by CST, in order to remove the Eagle design embedded within their respective accompanying design (“Rebranding”), Ultramar will license to CST the Trademarks to allow CST to proceed with the Rebranding. Upon Rebranding, the Trademarks, without their current respective accompanying design, shall be assigned to CST. For greater clarity, Ultramar shall retain all rights relating to the Eagle design, subject to Schedules J and K of the Petroleum Product Supply Agreement, entered into on April 1, 2013. In the event that CST has not proceeded with the Rebranding by the Expiration Date, this trademark license shall terminate, and all rights shall revert back to Ultramar.

It is further understood that during the course of this trademark license, Ultramar obligations shall be strictly limited to maintaining the registration of the Trademarks. Ultramar shall not have any obligation of any kind to take any other measures with respect to the Trademarks, including its defense. In addition, the parties acknowledge a possible passing-off of Ultracomfort in Ontario, and CST agrees that Ultramar shall not be taking any action with respect to the matter.

Reg.No.	Title	Reg. Date
275,794	ULTRACONFORT; DESIGN	14-Jan-1983
275,792	ULTRACOMFORT; DESIGN	14-Jan-1983
275,793	ULTRACOMFORT & DESIGN	14-Jan-1983
275,795	ULTRACONFORT; DESIGN	14-Jan-1983
596,678	HOUSE & HOMENERGY & DESIGN (COLOUR)	5-Dec-2003
601,575	HOUSE & HOMENERGY & DESIGN	6-Feb-2004
607,614	HOUSE & ULTRACONFORT & DESIGN (COLOUR)	14-Apr-2004
601,574	HOUSE & ULTRACONFORT & DESIGN	6-Jun-2004

Annex H – Page 1